UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

SureBeam Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
WE URGE STOCKHOLDERS TO MARK, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD
PROXY STATEMENT
I. PROPOSALS
Proposal 1. Election of Directors
Proposal 2. Ratification of Selection of Auditors
Proposal 3. Approval of Amendment of the SureBeam 2000 Employee Stock Purchase Plan
II. CORPORATE GOVERNANCE AND RELATED MATTERS
BOARD OF DIRECTORS’ MEETINGS, COMMITTEES AND FEES
AUDIT COMMITTEE INFORMATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
III. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
IV. EXECUTIVE COMPENSATION AND OTHER INFORMATION
REPORT ON EXECUTIVE COMPENSATION
EMPLOYMENT CONTRACTS
SUMMARY COMPENSATION TABLE
SureBeam Option Grants in Year Ended 2002
Aggregated SureBeam Option Exercises in Fiscal Year 2002 and Year-End Option Values
Securities Authorized for Issuance Under Equity Compensation Plans
ANNUAL REPORT
OTHER MATTERS

SUREBEAM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 23, 2003

TO THE STOCKHOLDERS OF SUREBEAM CORPORATION:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of SureBeam Corporation, which will be held at The Doubletree Hotel, 11915 El Camino Real, San Diego, CA 92130, on Friday, May 23, 2003, at 9:00 a.m. Pacific time, to consider and act upon the following matters:

(1) To elect two Class II Directors;

(2) To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2003;

(3) To amend our 2000 Employee Stock Purchase Plan; and

(4) To transact such other business as may properly come before the meeting.

      The record date for the determination of the stockholders entitled to vote at the meeting or at any adjournment thereof is the close of business on April 3, 2003. A list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, at the location of the Annual Meeting on May 23, 2003, and during ordinary business hours for ten days prior to the meeting at our principal offices located at 9276 Scranton Road, Suite 600, San Diego, California 92121.

      It is important that your shares be represented at the meeting regardless of the number of shares you hold. Whether or not you expect to attend the meeting in person, please complete, date, sign and return the accompanying proxy in the enclosed envelope to ensure the presence of a quorum at the Annual Meeting. If you do attend the meeting, you may, if you prefer, revoke your proxy and vote your shares in person.

      Your Board of Directors recommends that you vote in favor of the three proposals outlined in the Proxy Statement. Please refer to the Proxy Statement for detailed information on each of the proposals.

By Order of the Board of Directors

David A. Rane
Senior Vice President and Chief Financial Officer

9276 Scranton Road, Suite 600

San Diego, California 92121
(858) 795-6300
April 23, 2003

WE URGE STOCKHOLDERS TO MARK, SIGN AND RETURN
PROMPTLY THE ACCOMPANYING PROXY CARD

SUREBEAM CORPORATION

9276 Scranton Road, Suite 600
San Diego, California 92121

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 23, 2003

       The accompanying proxy is solicited by the Board of Directors (the “Board”) of SureBeam Corporation, a Delaware corporation (referred to throughout this Proxy Statement as “SureBeam” or “we” or “our”) for use at the Annual Meeting of Stockholders to be held on May 23, 2003 at 9:00 a.m., local time, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

      The Annual Meeting will be held at The Doubletree Hotel, 11915 El Camino Real, San Diego, California 92130. The date of this Proxy Statement is April 23, 2003, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

Why have I received these materials?

      The accompanying proxy, being mailed to stockholders on or about April 23, 2003, is solicited by the Board of SureBeam in connection with our Annual Meeting of Stockholders that will take place on Friday, May 23, 2003. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

      Holders of common stock of SureBeam as of the close of business on April 3, 2003 will be entitled to vote at the Annual Meeting. On April 3, 2003, there were outstanding and entitled to vote 74,223,814 shares of common stock.

How do I vote my shares at the Annual Meeting?

      If you are a “record” stockholder of common stock (that is, if you hold common stock in your own name in SureBeam’s stock records maintained by our transfer agent, American Stock Transfer & Trust Company), you may complete and sign the accompanying proxy card and return it to SureBeam or deliver it in person.

      “Street name” stockholders of common stock (that is, stockholders who hold common stock through a broker or other nominee) who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares and to follow the voting instructions on such form.

      If you hold common stock in a SureBeam Employee Stock Purchase Plan account, you will receive one proxy card for all shares that you own in such an account. That proxy card will serve as a voting instruction card for the administrators of the plan. If you own shares in an Employee Stock Purchase Plan account and do not vote, your shares in the Employee Stock Purchase Plan account will be voted in accordance with normal brokerage industry practices.

What does it mean if I receive more than one proxy?

      It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, and may be reached at 1-800-937-5449.

Can I change my vote after I return my proxy card?

      Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a written notice of revocation or a proxy bearing a later date or by voting in person at the Annual Meeting.

How many votes am I entitled to?

      Each share of common stock you own entitles you to one vote with respect to each matter to be voted on at the Annual Meeting.

      What constitutes a quorum for purposes of the Annual Meeting?

      The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each item?

      The election of Directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of Directors. A plurality means the highest number of “FOR” votes.

      Each other item to be voted upon at the Annual Meeting requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter for approval. This means that the votes “FOR” the matter must exceed the votes “AGAINST” the matter.

      A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention on any such matter will have the effect of a negative vote on such matter. If you hold your shares in “street name” through a broker or other nominee, shares represented by “broker non-votes” will be counted in determining whether there is a quorum but will not be counted as votes cast on such matters.

What information do I need to attend the Annual Meeting?

      You will need an admission ticket to attend the Annual Meeting. If you are a record stockholder, an admission ticket is included with this mailing and is attached to the proxy card. If you are a street name stockholder, the stub of your voting instruction form is your admission ticket. If you arrive at the Annual Meeting without an admission ticket, we will admit you if we are able to verify that you are a SureBeam stockholder.

How does the Board recommend that I vote my shares?

      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the Directors’ proposal to elect the nominated Directors, as set forth beginning on page 3;

•	FOR the ratification of the Directors’ selection of auditors, as set forth beginning on page 4; and

•	FOR the Director’s proposal to approve the amendment of our 2000 Employee Stock Purchase Plan, as set forth beginning on page 6.

      With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion in the best interests of SureBeam. At the date this Proxy Statement went to press, the Board had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

      SureBeam will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. Our employees will not receive any additional compensation for participating in proxy solicitation. We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such common stock.

Is there any information that I should know about future annual meetings?

Stockholder Proposals

      Any stockholder who intends to present a proposal at the 2004 Annual Meeting of Stockholders (the “2004 Annual Meeting”) must deliver the proposal to our Corporate Secretary at 9276 Scranton Road, Suite 600, San Diego, California 92121:

•	not later than December 20, 2003, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	on or after January 23, 2004, and on or before February 22, 2004, if the proposal is submitted pursuant to SureBeam’s by-laws, in which case we are not required to include the proposal in our proxy materials.

      If a stockholder proposal is received after March 5, 2004, we may vote in our discretion as to that proposal all of the shares for which we have received proxies for the 2004 Annual Meeting of Stockholders.

I.  PROPOSALS

Proposal 1.

Election of Directors

      Our Board consists of three classes, Class I, Class II and Class III, with each class serving for a full three-year term. Messrs. Hale and Licata, both of whom are Class II Directors, are nominees for reelection as Class II Directors at the Annual Meeting. If elected, they will serve a three year term until our 2006 annual meeting. The Class III Directors will be considered for reelection at our 2004 annual meeting. The Class I Directors will be considered for reelection at our 2005 annual meeting. Directors will be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting.

      Unless authorization to do so is withheld, proxies received will be voted FOR the two Class II nominees named below. If any nominee should become unavailable for election before the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the present Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

Information with Respect to Nominees and Continuing Directors

      The following table sets forth information as to persons who serve as our Directors:

Name	Age	Position and Offices Held With the Company

John C. Arme*#	67	Chairman of the Board
Michael J Licata†#	60	Director
William C. Hale*†#	61	Director
Robert O. Aders*†	76	Director

*	Member of the Audit Committee.

†	Member of the Corporate Governance and Nominating Committee.

#	Member of the Compensation Committee.

      Set forth below is biographical information for each person nominated and each person whose term of office as a Director will continue after the Annual Meeting.

Nominees for Reelection at this Annual Meeting (Class II)

      Michael J Licata has served as one of our Directors since June 2001 and has been President and Chief Executive Officer of the International Foodservice Manufacturers Association, a foodservice industry trade association representing 650 food, equipment and supply manufacturers, since March 1977. Mr. Licata is a member of the board of directors of the National Restaurant Association Educational Foundation, the Women’s Foodservice Forum and Second Harvest, and is a member of the Editorial Board for I.D. magazine. Mr. Licata received an Honorary Masters from the Culinary Institute of America.

      William C. Hale has served as one of our Directors since February 2002. He has an extensive background in consulting to the food processing and foodservice industries, with an emphasis on marketing and distribution issues. Since 1986, Mr. Hale has served as the President of The Hale Group, Ltd., a global strategic consulting firm serving the food service and related food industries, providers of prepared foods and operators of food delivery systems. He has a Bachelor of Science degree in food science and technology from the University of Massachusetts and an M.B.A. from Boston College.

Directors with Terms Expiring in 2005 (Class I)

      John C. Arme has served as our Chairman of the Board since March 2003 and as one of our Directors since April 2001. From July 1957 to 1992, Mr. Arme was an accountant at Arthur Andersen & Co., having served as a partner in the firm’s audit division since 1972. Since March 1992, he has served as a member of the board of directors of St. Ambrose University. Since June 1985, Mr. Arme has served as a member of the board of directors of the Institute of Management Accountants. Mr. Arme received his Bachelor of Arts degree from St. Ambrose University.

Directors with Terms Expiring in 2004 (Class III)

      Robert O. Aders has served as one of our Directors since August 2002. Mr. Aders is Chairman and Chief Executive Officer of The Advisory Board, Inc., an international consulting organization. He is also a member of the board of directors and President Emeritus of the Food Marketing Institute where he served as Chief Executive Officer from its founding in 1976 until 1993. Mr. Aders was Acting Secretary of Labor under President Ford during 1975 and 1976. From 1957 to 1974, Mr. Aders held a number of executive positions in the Kroger Co., including Chairman of the Board from 1970 to 1974. He is a member of the board of directors of Checkpoint, Source-Interlink, Spar Marketing, Inc., and Telepanel Systems. Mr. Aders received his Bachelor of Science in Business Administration from Miami University and a Juris Doctor from Indiana University.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MESSRS. HALE AND LICATA AS CLASS II DIRECTORS.

Proposal 2.

Ratification of Selection of Auditors

      The Board has selected KPMG LLP as our independent auditors for the fiscal year ending
December 31, 2003. The Board is seeking stockholder ratification of its selection of independent auditors. Our Bylaws do not require that the stockholders ratify the selection of independent auditors. However, we are submitting our selection of independent auditors to stockholders for ratification as a matter of good corporate governance. KPMG LLP served as our independent auditors for the fiscal year ending December 31, 2002, and has served in such capacity since April 15, 2002, when they were appointed by our Board as recommended by our Audit Committee.

      Ratification will require approval by the holders of a majority of the voting power of the shares represented and voting at the Annual Meeting. If this proposal is not approved, the Board will reconsider its selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2003. Even if this selection is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of SureBeam and our stockholders.

Change of Auditors

      Arthur Andersen LLP served as our independent auditors for the fiscal year ended December 31, 2001, and they continued in such capacity until April 9, 2002, when our Board dismissed them, as recommended by our Audit Committee. Arthur Andersen’s reports on our consolidated financial statements since our initial public offering on March 16, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Arthur Andersen’s report on our consolidated financial statements for 2001 was issued on an unqualified basis in conjunction with the publication of our Annual Report to Stockholders and the filing of our Annual Report on Form 10-K.

      Since our initial public offering on March 16, 2001, and through April 9, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

      Since our initial public offering on March 16, 2001, and through the period prior to April 15, 2002, neither we nor anyone acting on our behalf consulted with KPMG LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered on our financial statements, nor did we (or anyone acting on our behalf) consult with KPMG LLP regarding any other matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Audit Fees

      The aggregate fees billed by KPMG LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2002 and reviews of the financial statements included in our Form 10-Qs for the fiscal year ended December 31, 2002 totaled $342,000.

Financial Information Systems Design and Implementation Fees

      We were not billed any fees by KPMG LLP for professional services related to financial information systems design and implementation rendered during the fiscal year ended December 31, 2002.

All Other Fees

      We were billed fees of $35,000 by KPMG LLP for other than the services described above under “Audit Fees,” rendered during the fiscal year ended December 31, 2002. These other services were for tax compliance services related to our domestic and international operations.

      The Audit Committee has determined that the provision of services covered in the preceding paragraphs is compatible with maintaining KPMG LLP’s independence. We expect that representatives of KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement, if they so choose, and they will also be available to respond to appropriate questions from stockholders regarding our audit for the year ended December 31, 2002.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS OF SUREBEAM FOR FISCAL YEAR 2003.

Proposal 3.

Approval of Amendment of the

SureBeam 2000 Employee Stock Purchase Plan

      In order to provide our employees with an opportunity to purchase our common stock through payroll deductions, the Board originally adopted the SureBeam Corporation 2000 Employee Stock Purchase Plan (the “ESPP”) in 2000, under which 250,000 shares of common stock were reserved for issuance. On March 19, 2003, the Board amended and restated the ESPP to reserve an additional 250,000 shares for issuance under the ESPP, subject to the approval of our stockholders at the Annual Meeting. The ESPP is intended to encourage employee ownership of our common stock and thereby increase their interest in our growth and success.

      Under the ESPP, an aggregate of 500,000 shares of common stock (which number includes the 250,000 share increase that stockholders are being asked to approve) have been reserved for issuance, subject to anti-dilution adjustments. The proposed amendment to the ESPP is set forth in Exhibit A to this Proxy Statement.

      Any full-time employee will be eligible to participate in the ESPP after we have continuously employed him or her for three consecutive months. Eligible employees may elect to contribute up to 15% of their total compensation during each six-month offering period, subject to certain statutory limits. At the end of each six-month offering period, we will apply the amount contributed by the participant during the offering period to purchase whole shares of common stock. Shares of common stock are purchased for 85% of the lower of the market price of the common stock immediately before the beginning of the purchase period or (ii) the market price of such common stock on the last business day of the purchase period. We will pay all expenses incurred in connection with the implementation and administration of the ESPP.

      The Board believes it is necessary to increase the number of shares of common stock issuable under the ESPP in order to continue to attract and retain qualified employees. The ESPP is intended to encourage employee ownership of our common stock and thereby increase their interest in our growth and success. The proposed amendment to the ESPP is set forth in Exhibit A to this Proxy Statement.

Federal Income Tax Consequences

      The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). No income is recognized by a participant at the time a right to purchase our common stock is granted. Likewise, no taxable income is recognized at the time of the purchase, even though the purchase price reflects a discount from the market value of the shares at that time.

      A participant must recognize taxable income upon a disposition of shares acquired under the ESPP. The tax treatment may be more favorable if the disposition occurs after the holding-period requirements of Section 423 have been satisfied. To satisfy the holding-period requirements of Section 423, shares acquired under the ESPP cannot be disposed of within two years after the first day of the offering period during which the shares are purchased. They also cannot be disposed of within one year after they are purchased.

      If the holding period is met, the participant recognizes ordinary income equal to the lower of (a) the excess of the fair market value of the shares on the date of the disposition over the actual purchase price or (b) 15% of the fair market value of the shares immediately before the applicable offering period. We will not be entitled to any deduction under these circumstances.

      The excess, if any, of the fair market value of the shares on the date of the disposition over the sum of the purchase price plus the amount of ordinary income recognized (as described above) will be taxed as a long-term capital gain. If a taxable disposition produces a loss (i.e., the fair market value of the shares on the date of the disposition is less than the purchase price) and the disposition involves certain unrelated parties, then the loss will be a long-term capital loss.

      If the holding period is not met, the entire difference between the purchase price and the market value of the shares on the date of purchase will be taxed to the participant as ordinary income in the year of disposition. We will generally be entitled to a deduction for the same amount.

      The excess, if any, of the market value of the shares on the date of disposition over their market value on the date of purchase will be taxed as a capital gain (long-term or short-term, depending on how long the shares have been held). If the value of the shares on the date of disposition is less than their value on the date of purchase, then the difference will result in a capital loss (long-term or short-term, depending upon the holding period), provided the disposition involves certain unrelated parties. Any such loss will not affect the ordinary income recognized upon the disposition.

Plan Administration

      The Compensation Committee of our Board administers the ESPP.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN.

II.  CORPORATE GOVERNANCE AND RELATED MATTERS

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES AND FEES

      Our Board held a total of 11 meetings during the fiscal year ended December 31, 2002. During fiscal 2002 all of our Directors attended more than 75% of the meetings of the Board and meetings of committees of the Board on which they served. Among the standing committees of the Board are the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Audit Committee

      The members of the Audit Committee are Messrs. Arme (Chairman), Aders and Hale. The Audit Committee meets with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting. The Audit Committee also meets with the independent auditors and with our own appropriate financial personnel and internal auditors regarding these matters. The independent auditors meet privately with the Audit Committee and have unrestricted access to this committee. The Audit Committee recommends to our Board the appointment of the independent auditors. Each of Messrs. Arme, Aders and Hale meet the NASDAQ independence requirements for membership on an audit committee. The Audit Committee held nine meetings during fiscal 2002. See “Audit Committee Information — Report of Audit Committee” on page 9 for more information.

Compensation Committee

      The members of our Compensation Committee are Messrs. Licata (Chairman), Arme and Hale, all of whom are non-employee Directors. The functions of this committee include administering management incentive compensation plans, establishing the compensation of officers and reviewing the compensation of Directors. The Compensation Committee held four meetings during fiscal 2002.

Corporate Governance and Nominating Committee

      The members of our Corporate Governance and Nominating Committee are Messrs. Hale (Chairman), Aders and Licata. The functions of this committee include recommending to our full Board, nominees for election as Directors. Prior to the establishment of the Corporate Governance and Nominating Committee, its functions were performed by the entire Board.

      Although there is no formal procedure for stockholders to recommend nominees for the Board, the Corporate Governance and Nominating Committee will consider such recommendations if received one hundred twenty (120) days in advance of the Annual Meeting of Stockholders. Such recommendations should be addressed to the Corporate Governance and Nominating Committee at our address and provide all information relating to such person that the stockholder desires to nominate that is required to be disclosed in solicitation of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

How are Directors compensated?

      The following table sets forth information regarding compensation of our non-employee Directors:

Compensation Components	Compensation

Annual Board Retainer	$25,000(1)
Annual Board Option Grant	None
Annual Retainer for Chairman of the Board	$50,000, plus option to purchase 25,000 shares of common stock(2)
Retainer for Committee Membership	$10,000 common stock grant(3)
Board Meeting Attendance Fee	None
Committee Meeting Attendance Fee	None
Expenses of Attendance	Reimbursement of actual expenses incurred
New Director Option Grant	One-time option grant to purchase 25,000 shares of common stock(4)
Retirement Plan	None

(1)	Each non-employee Director may elect to receive this annual retainer or a portion thereof in shares of our common stock.

(2)	This is paid in addition to any applicable retainer for Board or Committee membership.

(3)	Each non-employee Director is awarded an annual grant of $10,000 of our common stock for each committee of the Board upon which they serve. The number of shares granted is determined based upon the market price of the common stock as of the date the Director joins the applicable committee. The grant vests in four equal quarterly installments from the award date.

Mr. Aders serves on the Audit Committee and the Corporate Governance and Nominating Committee and received a stock grant of 9,260 shares of common stock on September 9, 2002.

Mr. Arme serves on the Audit Committee and the Compensation Committee and received a stock grant of 12,270 shares of common stock on August 13, 2002.

Mr. Hale serves on the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee and received a stock grant of 18,405 shares of common stock on August 13, 2002.

Mr. Licata serves on the Compensation Committee and the Corporate Governance and Nominating Committee and received a stock grant of 12,270 shares of common stock on August 13, 2002.

(4)	Each new non-employee Director receives a one-time grant of an option to purchase 25,000 shares of our common stock on the date such director joins the Board. The option exercise price is equal to the closing price per share of the common stock as reported on the NASDAQ National Market as of such date. The non-employee Director options vest over a period of four years from the date of the grant. Mr. Licata’s inaugural options are exercisable at a price of $12.00 per share. Mr. Arme’s inaugural options are exercisable at a price of $7.51 per share. Mr. Hale’s inaugural options are exercisable at a price of $6.11 per share. Mr. Aders’ inaugural options are exercisable at a price of $2.45 per share.

AUDIT COMMITTEE INFORMATION

Report of Audit Committee

      The Audit Committee acts under a written charter adopted and approved by the Board. A copy of the charter is attached to this Proxy Statement as Exhibit B. The Audit Committee reviews SureBeam’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

      In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that SureBeam’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

      The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from SureBeam and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

      The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to SureBeam is compatible with the auditors’ independence.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in SureBeam’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the SEC.

Audit Committee of the Board of Directors

John C. Arme, Chairman
Robert O. Aders
William C. Hale

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Titan Corporation

      We are a former subsidiary of the Titan Corporation (“Titan”). On August 5, 2002, Titan distributed all of its shares of our common stock to its stockholders in the form of a tax-free dividend. Prior to the distribution, Titan held over 80% of our common stock and held a higher percentage of the voting power due to Titan’s ownership of shares of a now-retired class of our common stock, which had ten votes per share, as compared to the currently outstanding common stock, which has one vote per share and is traded on the NASDAQ under the symbol SURE.

Intercompany Contractual Arrangements

      We entered into various contracts with Titan prior to our spin-off. We did not negotiate these agreements at arms’ length, nor did we undertake any negotiations with unaffiliated third parties with respect to these agreements. Accordingly, we cannot assess whether the terms obtained from Titan are more or less favorable than could have been obtained with unaffiliated third parties. The following are summaries of these agreements.

      In connection with the contribution agreement with Titan, which is further described on page 11 under Subordinated Promissory Note, we entered into a number of other agreements with Titan for such items as corporate services, facilities, filing of income tax returns and employee benefit plans. These agreements provided for, among other things, continuation of services, which were historically provided by Titan to us while we built our corporate infrastructure on a stand-alone basis. As consideration for these services, Titan charged to us an allocation of the cost for these services to the extent that they pertained to us. All service agreements with Titan terminated effective as of the spin-off, and we no longer receive services from Titan.

Corporate Services Agreement

      Titan provided or made available to us certain routine corporate services, which were primarily comprised of administrative functions necessary to implement our decisions and operations including benefits administration and information technology support as well as allocated premises for occupancy. We shared certain Titan systems, including its accounting system and human resource system. Because Titan engaged in government contracts work, Titan allocated costs to SureBeam based upon government cost accounting requirements. We paid Titan for human resources services based upon our percentage of the total number of Titan group employees. Except for occupancy costs described below, we paid for other corporate services based upon the average of three percentages: (1) the percentage of our payroll to the total payroll of the Titan group, (2) the percentage of our operating revenues to the total operating revenues of the Titan group and (3) the percentage of our average net book value, which is the sum of our tangible capital assets plus inventories, to the total average net book value of the tangible capital assets plus inventory of the Titan group as of the end of the last fiscal year and as of the final day of each calendar quarter in the current fiscal year. Titan had the right to adjust its fees based upon its assessment of our relative use of these services.

      The initial term of the Corporate Services Agreement extended through December 31, 2001. This agreement had automatically renewed for 2002 and expired at the date of the spin-off. Amounts aggregating $1.1 million, $1.4 million and $620,000 related to allocations under this agreement were included as part of our selling, general and administrative expenses in our results of operations for the years ended
December 31, 2002, 2001 and 2000, respectively. Management believed that these allocations were reasonable.

Facilities Allocation

      Titan allocated approximately 8,200 square feet of facility space in San Diego, California to us through June 2002, at which time we completed the relocation of our corporate headquarters. Under the Corporate Services Agreement, Titan charged us for occupancy, maintenance, property taxes, utilities, landlord pass-through expenses, property insurance, reception desk services, telephone services, centralized mail and postage and other services. We paid Titan an annual fee determined by our percentage of Titan’s annual costs for this facility. This percentage was based upon the percentage of the total square feet in the facility that we occupied. Amounts aggregating $274,000, $370,000 and $207,000 for this facilities allocation were included as part of our cost of sales and selling, general and administrative expenses in our results of operations for the years ended December 31, 2002, 2001 and 2000, respectively.

Tax Allocation Agreement

      As long as Titan maintained beneficial ownership of at least 80% of the total voting power of the our capital stock and 80% of the total value of our outstanding common stock, we were to be included in Titan’s consolidated federal income tax returns.

      Prior to the spin-off, a Tax Allocation Agreement between SureBeam and Titan existed. Under the Tax Allocation Agreement, we agreed to pay to Titan an amount generally equal to the tax liability that we would have incurred if we had prepared and filed a separate return. In computing this separate tax liability, our tax attributes, including net operating loss and tax credit carryovers, will be deemed to be the amount that we would have had had we always owned the businesses transferred to us by Titan.

      As a member of the Titan group for purposes of filing consolidated federal income tax returns, we would be liable for the federal income tax of the Titan group if Titan or any member of the group failed to pay its taxes. As of the date of the spin-off, we are no longer a member of the Titan group.

License Agreement

      On October 16, 2001, Titan purchased a perpetual and exclusive, non-royalty bearing license to use our intellectual property for all applications and fields other than the food (excluding water), animal hide and flower markets in consideration of the following: 1) to make available to us a $50.0 million senior secured line of credit, 2) to exchange the outstanding $75.0 million debt owed by us to Titan for additional shares of our common stock, and 3) a cash payment of $8.0 million, with a $4.0 million payment on September 30, 2001 and four installments of $1.0 million payable on each of March 31, 2002, June 30, 2002, September 30, 2002 and December 31, 2002. Of the $4.0 million received in both 2002 and 2001, $4.0 million and $1.0 million was recorded as other income in 2002 and 2001, respectively, with the remaining $3.0 million deferred until 2003.

Employee Benefit Plans

      Our employees were eligible to participate in the Titan benefit plans prior to the spin-off. Those plans included a 401(k) plan, an employee stock ownership plan, a non-qualified executive stock-based compensation plan, an employee stock purchase plan, and a health and welfare cafeteria plan. The direct cost of these plans for our employees were charged by Titan to us. Subsequent to July 5, 2002, we established similar employee plans. Our contributions to these plans were $268,000, $313,000 and $226,000 in 2002, 2001 and 2000, respectively.

Subordinated Promissory Note

      In August 2000, in connection with the contribution by Titan to SureBeam of Titan’s electronic food irradiation business, we assumed cumulative advances to the business of $39.0 million and due to additional advances the balance was $72.2 million as of December 31, 2001. These advances were evidenced by a subordinated, unsecured promissory note payable to Titan. Under this note, Titan agreed to lend us a maximum of $75.0 million. Amounts not borrowed could not be canceled by Titan. The promissory note was due in August 2005 and bore interest, payable quarterly, at the greater of the rate of 10% per annum or Titan’s effective weighted average interest rate under its senior credit facility.

      On December 31, 2001, $2.0 million of our subordinated note payable was exchanged for 190,385 shares of our common stock, based upon the fifteen day trading average of the common stock ended on the last trading day prior to the exchange. Additionally, the remaining $73.0 million of our subordinated note payable to Titan was exchanged on February 13, 2002 for 7,667,261 shares of our common stock, based on the twenty day trading average of our common stock ended on the last trading day prior to the exchange.

Senior Credit Facility with The Titan Corporation

      During 2002, Titan extended a $50.0 million senior secured credit facility to us. As of December 31, 2002, we have borrowed $25.0 million on this credit facility and we have up to a maximum of $25.0 million available. The credit facility allows us to borrow, in addition to our previous borrowings, up to $12.5 million per quarter through the fourth quarter of 2003, subject to the $50.0 million cumulative limitation on borrowing. For the quarter ending March 31, 2003, the maximum amount available for borrowing was $12.5 million. The maximum amount available for borrowing in the second, third and fourth quarters of 2003 is based upon our earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the prior quarter as a percentage of the EBITDA target in our annual operating plan. The Titan credit facility contains certain covenants, which limit our operating expenses and capital expenditures based on the attainment of quarterly revenue or EBITDA targets. The credit facility also includes covenants limiting our incurrence of debt, investments, declaration of dividends and other restricted payments, sale of stock of subsidiaries and consolidations and mergers. The credit facility, however, does not contain any financial covenants requiring us to maintain specific financial ratios. As of December 31, 2002, we were in compliance with all covenants of the credit facility.

      Under our credit facility we are obligated to make minimum quarterly principal payments as follows: 13.75% of the outstanding principal balance as of December 31, 2003 during each quarter in 2004; 25% of the outstanding principal balance as of December 31, 2004 during each quarter in 2005; and, all remaining principal by December 31, 2005. In addition, with some exceptions, we are obligated to use net proceeds from the sale of assets and securities to repay amounts advanced under the credit facility. The interest rate is Titan’s effective weighted average term debt rate under Titan’s credit agreement plus three percent. As of December 31, 2002, the interest rate on the credit facility was 8.08%. Interest is payable monthly beginning in January 2003. The credit facility is secured by a first priority lien on all of our assets.

Loan Payment from Mr. Oberkfell

      In October 1999, we loaned Larry Oberkfell, our former President and Chief Executive Officer $375,000. The purpose of the loan agreement was to compensate Mr. Oberkfell for deferred bonus payments from his previous employer he forfeited as a result of accepting his position with SureBeam. Pursuant to his employment agreement, the loan bore interest at 6.5% and was to be ratably forgiven over a five-year period unless the employment agreement was voluntarily terminated or he was terminated for cause. If he voluntarily terminated or if he was terminated for cause, he would be responsible for repaying the unforgiven balance plus interest. In March 2003, Mr. Oberkfell resigned and the unforgiven loan balance of $150,000 plus interest of approximately $2,000 became due and payable to us, and Mr. Oberkfell paid such balance plus interest in full in April 2003.

Receivable from The Titan Corporation

      As of December 31, 2002, we had a receivable from Titan of approximately $10.1 million, which represented the receivable generated from various contracts to manufacture and service our systems. In January and March 2003, we received payments totaling $8.7 million from Titan related to its receivable at December 31, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of our executive officers, our Directors and persons who own more than 10% of a registered class of SureBeam’s equity securities to file initial reports of ownership and changes in ownership with the SEC. Such executive officers, Directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the fiscal year ended December 31, 2002; except that each of Messrs. Allen, Claudio, Loda, Rane and Ms. Cashman filed a late Form 5 filing in connection with a stock option grant to each of them made in August 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      None of our executive officers serves as a member of the Board of Directors or compensation committee of an entity that has an executive officer serving as a member of our Board or our Compensation Committee.

III.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Set forth in the following table is the beneficial ownership of common stock as of April 3, 2003 for our Directors, the executive officers and Mr. Oberkfell, a former executive officer, listed in the Summary Compensation Table, our Directors, executive officers and Mr. Oberkfell, a former executive officer, as a group and each person or entity known by us to beneficially own more than five percent of the outstanding shares of our common stock.

      Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock issuable currently or within 60 days of April 3, 2003 upon exercise of options or warrants held by that person or group are deemed outstanding. These shares, however, are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage ownership is based on 74,223,814 shares of common stock outstanding as of April 3, 2003, together with applicable options and warrants for each stockholder. Unless otherwise indicated, the address of each person listed below is in the care of SureBeam Corporation, 9276 Scranton Road, Suite 600, San Diego, California 92121.

	Shares Beneficially Owned

Name & Address	Number		Percent

Lawrence A. Oberkfell	794,942	(1)(2)	1.1%
J. Thomas Allen	42,271	(1)	*
Martha M. Cashman	93,168	(1)	*
Kevin K. Claudio	157,420	(1)(2)	*
David A. Rane	170,301	(1)(2)	*
Robert O. Aders	35,767	(3)	*
John C. Arme	22,021	(1)(3)	*
Michael J Licata	22,275	(1)(3)	*
William C. Hale	18,453	(1)(3)	*
Directors and executive officers as a group, including those named above (ten persons)	1,497,431	(1)(2)(3)(4)	2.0%
State of Wisconsin Investment Board	10,842,554	(5)	14.6%
Harris Associates L.P.	5,198,000	(6)	7.0%

*	Indicates less than 1%.

(1)	Includes shares which the specified executive officers and Directors have the right to acquire within 60 days of April 3, 2003, pursuant to outstanding options, as follows:

•	Lawrence A. Oberkfell, 793,416 shares;

•	J. Thomas Allen, 39,752 shares;

•	Martha M. Cashman, 93,168 shares;

•	Kevin K. Claudio, 156,833 shares;

•	David A. Rane, 75,000 shares;

•	John C. Arme, 12,500 shares;

•	William C. Hale, 6,250 shares;

•	Michael J Licata, 6,250 shares; and

•	all executive officers and Directors as a group, 1,311,274 shares.

(2)	Includes shares which specified executive officers have acquired through the SureBeam Employee Stock Purchase Program, as follows:

•	Lawrence A. Oberkfell, 1,526 shares;

•	Kevin K. Claudio, 587 shares; and

•	David A. Rane, 17,198 shares.

•	all executive officers and Directors as a group, 21,540 shares.

(3)	Includes shares distributed to specified Directors as compensation as follows:

•	Robert O. Aders, 5,767 shares;

•	John C. Arme, 8,521 shares;

•	Michael J Licata, 16,025 shares; and

•	William C. Hale, 9,203 shares.

(4)	Includes 128,105 shares which may be obtained by exercise of options held by Gary K. Loda, who is an executive officer but not included in the table.

(5)	As of December 31, 2002, based upon a Schedule 13G filed on February 13, 2003. Its address is: P.O. Box 7842, Madison, Wisconsin 53707.

(6)	As of December 31, 2002, based upon a Schedule 13G filed on February 14, 2003. Reflects an aggregate of 5,198,000 shares of common stock over which Harris Associates L.P., a Delaware limited partnership (“Harris”) shares voting power, including 4,000,000 shares owned by the Harris Associates Investment Trust, a Massachusetts Business Trust (“Harris Trust”) for which Harris serves as investment adviser. Harris Associates Inc., a Delaware corporation (“Harris General Partner”) is the general partner of Harris. Harris, Harris General Partner and Harris Trust all have the address of Two North LaSalle Street, Suite 500, Chicago, Illinois 60602-3790.

IV.     EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following “Report on Executive Compensation” and “Performance Graph” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that SureBeam specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT ON EXECUTIVE COMPENSATION

General

      The Compensation Committee held four meetings during fiscal 2002. The members of the Compensation Committee are Messrs. Licata (Chairman), Arme and Hale, all of whom are non-employee Directors.

Compensation Philosophy

      SureBeam’s compensation philosophy is that compensation should be designed to support our primary objective of creating value for our stockholders. The Compensation Committee believes that the following compensation strategies for SureBeam’s executive officers, including the Chief Executive Officer (the “CEO”), achieve this objective:

Attract and retain talented executives — SureBeam provides base compensation in the form of compensation and benefit programs that are comparable to those of similarly sized companies in our industry.

Emphasize pay for performance — SureBeam seeks to pay its executive officers based on SureBeam’s performance and the executive officer’s individual performance.

Compensation Programs

      The following are summary descriptions of SureBeam’s compensation programs for executive officers:

Base Salary

      SureBeam generally establishes the base salary of each executive officer based, among other factors, on the Board’s assessment of that executive officer’s responsibilities, experience and performance. In addition, the Board considers compensation levels in similarly sized companies in our industry. The Compensation Committee recommends compensation levels to the Board which are then reviewed and approved by the

Board. SureBeam’s current philosophy is to pay base salaries sufficient to attract and retain executives with a broad, proven track record of performance.

      The performance and base salary of each executive officer is reviewed annually. An executive officer’s level of responsibility is the primary factor used in determining base salary. Individual performance and industry information are also considered in determining any salary adjustment. The Board reviews and approves all executive officer salary adjustments as recommended by the Compensation Committee.

Bonus Plan

      We have developed an annual incentive plan that aligns executive bonus opportunities with short-term (annual) performance goals. The plan was designed to:

•	Encourage fiscal responsibility and reward the achievement of our annual financial measures;

•	Focus the efforts of the executives on the successful accomplishment of critical business activities and reward the attainment of individual achievements and contributions; and

•	Provide SureBeam with the ability to attract and retain a highly motivated executive team.

      During 2002, all executives were eligible for a target annual incentive bonus, calculated by the Compensation Committee as a percentage of the executive’s base salary. Target bonuses were based on annual revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”). Revenue was weighted 40% and EBITDA was weighted 60%. We achieved approximately 95% of our revenue target and 80% of our EBITDA earnings target. In addition, the Compensation Committee reviewed predetermined, individual performance objectives and individual bonus recommendations were adjusted to reflect achievement of each applicable executive’s individual performance objectives. Actual target bonuses ranged from 40% to 60% of an executive’s base salary. The financial measures for 2003 have been approved and will again be based on revenue and EBITDA. The weighting for each measure was adjusted slightly to 50% revenue and 50% EBITDA. Individual performance objectives for each executive were developed and approved by the Board.

Equity-Based Program

      Our equity-based awards consist principally of stock options granted from time to time under the SureBeam 2000 Stock Option and Incentive Plan and the SureBeam 2000 Nonstatutory Stock Option Plan. These options are granted in order to align management interests with those of stockholders. The grants are based on various factors, including competitive practice, each executive officer’s ability to contribute to our future success and the other elements of such executive officer’s compensation.

CEO Compensation

      Mr. Oberkfell’s compensation for fiscal 2002 consisted primarily of base salary, bonus, and partial forgiveness of a loan made to Mr. Oberkfell in 2000 to compensate him for deferred bonus compensation he gave up as a result of leaving his former employer. Mr. Oberkfell also received a car allowance of $600 per month and deferred compensation of $6,349. When determining the components of Mr. Oberkfell’s compensation for fiscal 2002, consideration was given to Chief Executive Officer compensation in other publicly owned and similarly sized companies in comparable industries. Mr. Oberkfell’s base salary effective as of April 1, 2002 was $420,000. The annual target award for fiscal 2002 for Mr. Oberkfell’s bonus was set at up to 60% of his base salary. Mr. Oberkfell’s bonus for fiscal 2002 was based on our revenue growth, return on sales, and his performance against individual objectives. During fiscal 2002, Mr. Oberkfell received bonus awards aggregating $240,000, in cash relating to performance during 2001. Upon joining SureBeam in 1999, Mr. Oberkfell was granted a one-time grant of 1,863,354 stock options. This grant was designed to provide incentive throughout the term of the option to strive to operate SureBeam in a manner that directly affects both the short-term and long-term interests of the stockholders.

      The Internal Revenue Code imposes a limitation on the deduction under Section 162(m) for certain executive officers’ compensation unless certain requirements are met. Our policy is to have all compensation fully deductible; however, we reserve the right to pay compensation that is not deductible if it is in our best interests.

Compensation Committee of the Board of Directors

Michael J Licata, Chairman
John C. Arme
William C. Hale

COMPARE CUMULATIVE TOTAL RETURN

AMONG SUREBEAM CORPORATION,
NASDAQ MARKET INDEX AND SIC CODE INDEX

ASSUMES $100 INVESTED ON MARCH 16, 2001

ASSUMES DIVIDEND REINVESTED FISCAL YEAR ENDING DECEMBER 31, 2002

	3/16/01	3/31/01	6/30/01	9/30/01	12/31/01	3/31/02	6/30/02	9/30/02	12/31/02

SureBeam Corporation	$100.00	$108.37	$199.20	$96.59	$121.83	$64.46	$63.53	$21.06	$47.01
NASDAQ Composite Index	$100.00	$104.88	$122.92	$95.36	$111.26	$70.74	$72.48	$58.13	$66.38
SIC Code 3556	$100.00	$97.12	$105.25	$92.85	$95.33	$90.37	$73.83	$34.94	$71.31

*	Assumes $100 invested on March 16, 2001, in each specified group with reinvestment of dividends, if any.

      SureBeam is classified under SIC Code 3556. The Performance Graph is presented for the period beginning the time at which SureBeam became a publicly traded company and ending on December 31, 2002. Historical stock performance during this period may not be indicative of future stock performance.

EMPLOYMENT CONTRACTS

      Pursuant to our contribution agreement with Titan, we assumed a letter agreement dated October 7, 1999, which was further amended on October 18, 1999, with Lawrence A. Oberkfell, our former President and Chief Executive Officer, regarding the terms of his employment. This agreement provided for an annual base salary of $350,000 and provides that Mr. Oberkfell is entitled to participate in our standard benefit programs generally available to all of our executive and managerial employees. Under the terms of the letter agreement, Mr. Oberkfell received a signing bonus of $30,000. The letter agreement provided for an annual bonus of up to 75% of Mr. Oberkfell’s salary and a car allowance. In accordance with the terms of the letter agreement, we granted Mr. Oberkfell options to purchase 1,863,354 shares of our common stock at an exercise price of $0.1438 per share and options to purchase 40,000 shares of Titan common stock at an exercise price of $20.938 per share. These options vested at a rate of 25% per year for four years, with the first 25% vesting on the first anniversary of the date the options were granted and an additional 25% vesting on each subsequent anniversary of that date. In addition, the letter agreement provides that we will loan Mr. Oberkfell $375,000 to compensate him for deferred bonus compensation he gave up as a result of leaving his former employer. Under the letter agreement, we would have forgiven this loan over a five year period unless Mr. Oberkfell were to voluntarily terminate his employment with us or if we were to terminate him for cause. In March 2003,

Mr. Oberkfell resigned and the unforgiven loan balance of $150,000 plus interest of approximately $2,000 became due and payable to us, and Mr. Oberkfell paid such balance plus interest in full in April 2003.

      We currently have agreements with Messrs. Claudio and Rane, under which if either is terminated other than for cause, the terminated officer shall receive severance of six months of base salary.

SUMMARY COMPENSATION TABLE

      The following table sets forth the compensation we paid for services rendered in all capacities during the last fiscal year to our Chief Executive Officer and our other four most highly compensated executive officers who served as such at the end of fiscal 2002. In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to our salaried employees.

						Long Term Compensation

			Annual Compensation			Securities	Securities
						Underlying	Underlying
			Salary	Bonus	Other Annual	SureBeam	Titan	All Other
Name & Principal Position	Year		($)	($)	Compensation(1)($)	Options(#)	Options(#)	Compensation($)

J. Thomas Allen,	2002		175,011	45,000	—	100,000	—	11,291	(2)
Vice President, Systems	2001		162,263	60,000	—	—	—	7,456	(2)
Engineering, Integration	2000		147,200	60,000	—	—	—	7,100	(2)
and Field Operations
Martha M. Cashman,	2002		243,654	19,600	6,000	200,000	—	—
Vice President,	2001	(3)	207,692	125,000 (4)	5,500	186,335	10,000	40,492	(5)
International Business	2000		—	—	—	—	—	—
Development
Kevin K. Claudio,	2002		223,041	85,900	6,000	200,000	—	—
Senior Vice President,	2001		205,585	96,750	5,446	—	—	—
Global Business Operations	2000		150,546	100,000	3,462	372,670	—	—
David A. Rane,	2002		233,038	99,120	6,000	300,000	—	—
Senior Vice President,	2001	(6)	116,827	90,000	3,250	200,000	—	—
Chief Financial Officer	2000		—	—	—	—	—	—
Lawrence A. Oberkfell,	2002		414,617	211,680	7,200	—	—	95,952	(8)
Former President,	2001		390,389	240,000	7,200	—	—	97,970	(8)
Chief Executive Officer	2000		350,002	260,000	7,200	—	—	101,942	(8)
and Director (7)

(1)	Represents car allowance.

(2)	Represents deferred compensation of 11,291 for 2002, $7,456 for 2001 and $7,100 for 2000.

(3)	Ms. Cashman commenced employment with us in February 2001.

(4)	Includes signing bonus of $65,000 paid to Ms. Cashman.

(5)	Represents moving expenses.

(6)	Mr. Rane commenced employment with us in June 2001.

(7)	Mr. Oberkfell resigned as Director effective March 12, 2003 and resigned as President and Chief Executive Officer effective at the close of business on March 31, 2003.

(8)	Includes (i) deferred compensation of $6,349 for 2002 and $3,500 for 2001; (ii) moving expenses of $2,604 for 2000 and (iii) partial forgiveness of a loan to Mr. Oberkfell to compensate him for deferred bonus compensation he gave up as a result of leaving his former employer, in the amount of $89,603 for 2002, $94,470 for 2001 and $99,338 for 2000. See “— Employment Contracts.”

Executive Officers

      Our executive officers and their respective positions are set forth in the following table. Biographical information on each executive officer who is not a Director is set forth following the table. There are no family relationships between any Director or executive officer and other Director or executive officer of SureBeam. Executive officers serve at the discretion of the Board. The term of office of each executive officer is until his or her respective successor is elected and has been qualified, or until his or her death, resignation or removal.

			Year
			Became
Name	Position	Age	Officer

Kevin K. Claudio	Senior Vice President, Global Business Operations	46	2000
David A. Rane	Senior Vice President, Chief Financial Officer	48	2001
J. Thomas Allen	Vice President, Systems Engineering, Integration and Field Operations	54	1994
Gary K. Loda	Vice President, Manufacturing	56	1997

      Kevin K. Claudio has served as our Senior Vice President, Global Business Operations since June 2001. He served as our Vice President and Chief Financial Officer from January 2000 to June 2001. Mr. Claudio served as the Director of Business Operations of Titan from August 1999 to December 1999. From April 1996 to July 1999, he was the Controller of Palomar Systems, a division of Electro Scientific Industries, a high-tech capital equipment manufacturer. From 1986 to 1996, he held various positions at General Dynamics Corporation, most recently as Controller of the Convair Division. Mr. Claudio received a B.S. degree from Fairmont State College and is a Certified Public Accountant in the State of California.

      David A. Rane has served as our Senior Vice President and Chief Financial Officer since June 2001. Prior to joining us, Mr. Rane served as Chief Operating Officer from August 2000 to February 2001, and as Chief Financial Officer from January 2000 to August 2000 for StoreRunner Network, Inc., a web-based shopping portal and search engine. From June 1993 until December 1999, he served in various positions at Callaway Golf Company, including most recently as Executive Vice President of Administration and Planning and Chief Financial Officer. Prior to 1993, Mr. Rane was a senior manager for the accounting firm of Price Waterhouse LLP (now PricewaterhouseCoopers LLP), and served a total of 14 years in public accounting. Mr. Rane received a B.A. degree from Brigham Young University.

      J. Thomas Allen has served as our Vice President, Systems Engineering, Integration and Field Operations since June 2001, and prior to that served as our Vice President, Systems Integration since January 1994. From September 1991 to December 1993 he provided technical consultant services to Titan for the design and start-up of the SureBeam medical sterilization process. Since 1991, Mr. Allen has been responsible for the design and implementation of a dozen electron beam or x-ray systems for both food irradiation and medical equipment sterilization applications, and has been issued three patents, with five more pending in this field. He received a B.S. degree from Cornell University, is a Senior Member of SME and IIE, and is certified as a Professional in Systems Integration.

      Gary K. Loda has served as our Vice President, Manufacturing since October 1997. Mr. Loda was retired from 1990 to 1997. Prior to his retirement, Mr. Loda served as President of the Beta Division of The Titan Corporation from 1983 to 1990. From 1980 to 1983, Mr. Loda founded and served as President of Beta Development Corporation, a manufacturer of high-energy lasers and electron accelerators. Beta Development Corporation merged with Titan Systems, the predecessor to The Titan Corporation, in 1983. Mr. Loda received B.S. and M.S. degrees from the University of Wisconsin.

SureBeam Option Grants in Year Ended 2002

      The following table sets forth summary information regarding the option grants made to our President and Chief Executive Officer, and our four other most highly compensated officers during the 2002 fiscal year:

						Potential Realizable
						Value at Assumed
	Number of		Percentage of			Annual Rates of
	Securities		Total Options			Stock Price Appreciation
	Underlying		Granted to	Exercise		for Option Term
	Options		Employees in	Price Per	Expiration
Name	Granted		2002	Share	Date	5%	10%

Lawrence A. Oberkfell	—		0%	—	—	$—	$—
Kevin K. Claudio	200,000	(2)	7%	$1.63	8/13/2012	$205,020	$519,560
David A. Rane	100,000	(1)	4%	$6.11	2/21/2012	$384,255	$973,777
	200,000	(2)	7%	$1.63	8/13/2012	$205,020	$519,560
Martha M. Cashman	200,000	(2)	7%	$1.63	8/13/2012	$205,020	$519,560
J. Thomas Allen	100,000	(2)	4%	$1.63	8/13/2012	$102,510	$259,780

(1)	Twenty-five percent of these options vest on each anniversary of the grant date.

(2)	These options vest on the anniversary of the grant date according to the following schedule: Year 1 – 0%, Year 2 – 10%, Year 3 – 20%, Year 4 – 25% and Year 5 – 40%.

      The Board has the right to accelerate the vesting of these options. The term of the options is the earlier of the plan expiration or ten years.

      The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of common stock on the date of the grant as determined by the board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the common stock received therefore is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the SEC. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

Aggregated SureBeam Option Exercises in Fiscal Year 2002 and Year-End Option Values

      The following table sets forth, with respect to our former President and Chief Executive Officer and our four other most highly compensated officers, information regarding the number and value of securities underlying unexercised options for our common stock held by them as of December 31, 2002, as well as the number of shares and value of our common stock acquired by the individuals listed below pursuant to stock options exercised during 2002:

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised		In The Money
	Shares		Options at Year End		Options At Year End
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Lawrence A. Oberkfell	350,000	$1,955,420	1,047,516	465,838	$4,081,332	$1,814,998
Kevin K. Claudio	30,000	$187,386	63,666	386,334	$248,055	$1,207,995
David A. Rane	—	$—	50,000	450,000	$—	$482,000
Martha M. Cashman	—	$—	46,584	339,751	$181,501	$1,026,498
J. Thomas Allen	100,000	$606,620	39,752	123,291	$154,882	$331,746

      The values of unexercised in-the-money options at year-end in the table above were determined based on the fair market value as of December 31, 2002 minus the per share exercise price multiplied by the number of shares.

      All stock options that we have granted are immediately exercisable for shares of restricted common stock, subject to our right of repurchase on vested or unvested shares at book value. These options are shown as unexercisable in the table above. At year-end, Mr. Allen held 123,291 options remaining subject to a vesting schedule; Ms. Cashman held 339,751 options remaining subject to a vesting schedule; Mr. Claudio held 386,334 options remaining subject to a vesting schedule; Mr. Rane held 450,000 options remaining subject to a vesting schedule; and Mr. Oberkfell held 465,838 options remaining subject to a vesting schedule. In the table above, 25% of the options listed vest on each anniversary of the grant date. The Board has the right to accelerate the vesting of these options. The term of the options is ten years.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table summarizes our equity compensation plans as of December 31, 2002:

Equity Compensation Plan Information

Number of Securities
Remaining Available
For Future Issuance
	Number of Securities	Weighted-average	Under Equity
	to be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(excluding securities
	Warrants and Rights	Warrants and Rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans or arrangements approved by security holders	6,580,597	$1.87	1,988,144 (1)
Equity compensation plans or arrangements not approved by security holders	—	—	—
Total	6,580,597	$1.87	1,988,144

(1)	This number of shares includes 110,584 shares of our common stock reserved under our 2000 Employee Stock Purchase Plan for future issuance.

Nonstatutory Stock Option Plan

      Our Nonstatutory Stock Option Plan will terminate on February 19, 2008. An aggregate of 7,975,137 shares of common stock currently are authorized for issuance under the Nonstatutory Stock Option Plan. As of December 31, 2002, options to purchase a total of 7,928,553 shares of our common stock were held by all participants under the Nonstatutory Stock Option Plan, leaving 46,584 shares of our common stock remaining available for grant. Our Nonstatutory Stock Option Plan provides for grants of nonstatutory stock options to our officers and Directors and the officers and directors of Titan.

     Method of Accounting

      The Nonstatutory Stock Option Plan constitutes a fixed plan within the provisions of APB No. 25. Deferred compensation for these options will be recorded to the extent that the fair market value exceeds the exercise price. At the time of our initial public offering, we recorded deferred compensation of approximately $78.6 million, approximately $38.7 million of which was related to options under this plan and recognized as an expense in the first quarter of 2001. We will recognize this charge in accordance with the vesting provisions of the related options through 2004.

     Stock Options

      Stock options are granted pursuant to stock option agreements. The exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the Nonstatutory Stock Option Plan vest at the rate specified in the option agreement.

      The term of stock options granted under the Nonstatutory Stock Option Plan may not run beyond February 19, 2008. Unless the terms of an optionee’s stock option agreement provide for earlier termination, in the event an optionee’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionee or his beneficiary may exercise any vested options up to twelve months after the date such service relationship ends. If an optionee’s relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionee may exercise any vested options up to 3 months from cessation of service, unless the terms of the stock option agreement provide for earlier termination. If an optionee is permanently disabled during his or her service to us, such person’s options may be exercised up to 12 months following such disability. If an optionee dies during his or her service to us, such person’s options may be exercised up to 18 months following such death.

      Acceptable consideration for the purchase of common stock issued under the Nonstatutory Stock Option Plan is determined by the Board and may include cash, common stock previously owned by the optionee, a deferred payment arrangement and other legal consideration approved by our Board.

      Generally, an optionee may not transfer a stock option other than by will or the laws of descent or distribution unless the optionee holds a nonstatutory stock option that provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee’s death.

     Section 162(m)

      Section 162(m) of the Code generally denies a corporate tax deduction to publicly held corporations for some compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 and is not paid based on performance.

     Changes In Control

      Under specified changes in control, all outstanding options under the Nonstatutory Stock Option Plan either will be assumed, continued or substituted for by any surviving entity. If the surviving entity does not assume, continue or substitute for these awards, the vesting provisions of these stock awards will be accelerated and these stock awards will be terminated upon the change in control if not previously exercised.

     Plan Administration

      Our Board administers the Nonstatutory Stock Option Plan. Our Board may delegate authority to administer the Nonstatutory Stock Option Plan to a committee. Subject to the terms of the plan, our Board or its authorized committee determines recipients, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards including the period of their exercisability and vesting. Subject to the plan limitations, our Board or its authorized committee also determines the exercise price of options granted.

      Our Board or its designated committee may, in its sole discretion, amend the terms of any one or more options granted or made under the Nonstatutory Stock Option Plan if the optionee consents to the change in writing. Our Board or its designated committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the Nonstatutory Stock Option Plan may be exercised. In the event of a decline in the value of our common stock, our Board or its designated committee has the authority to offer optionees the opportunity to replace outstanding higher priced options with new lower priced options.

Stock Option and Incentive Plan

      In August 2000, we adopted and our stockholders approved our 2000 Stock Option and Incentive Plan (the “Incentive Plan”) for the benefit of our employees, officers, Directors and consultants. An aggregate of 5,170,800 shares of common stock currently are authorized for issuance under the Incentive Plan. As of April 3, 2003, we have issued options under the Incentive Plan to purchase a total of 3,604,824 shares of common stock.

     Eligible Participants

      Employees, including our officers and employee Directors, may be selected by the Board to receive an award of incentive stock options under the Incentive Plan. Incentive stock options are defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Employees, Directors (including non-

employee directors), consultants and any other person may be selected by the Board to receive an award of nonstatutory stock options under the Incentive Plan. Nonstatutory options do not qualify as incentive stock options under Section 422. Additionally, the Incentive Plan permits the granting of stock appreciation rights or SARs, with or independently from options, as well as stock bonuses and rights to purchase restricted stock.

     Stock Options

      Stock options are granted pursuant to stock option agreements, the terms of which are set by our Board or a committee appointed by the Board. The exercise price of an option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of incentive stock options granted to any person who at the time of the grant owns stock representing more than 10% of the total combined voting power of all classes of our capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such incentive stock options cannot exceed five years.

     Stock Bonuses and Restricted Stock

      The purchase price under any restricted stock purchase agreement under the Incentive Plan will not be less than 85% of the fair market value of the common stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the Incentive Plan are generally non-transferable. No more than 500,000 shares of our common stock may be issued under the Incentive Plan other than through options.

     Plan Administration

      Our Board administers the Incentive Plan. The Board may delegate authority to administer the Incentive Plan to a committee appointed by the Board, which must be made up of at least two members of our board, and none of whom shall be an officer or employee of SureBeam. Subject to the terms of the Incentive Plan, the Board or its authorized committee determines recipients, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards including the period of their exercisability and vesting.

Employee Stock Purchase Plan

      In August 2000, we adopted our Employee Stock Purchase Plan (the “ESPP”) covering an aggregate of 250,000 shares of common stock. The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the ESPP, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the ESPP.

      Unless otherwise determined by our Board, employees are eligible to participate in the ESPP only if they are employed by us or our subsidiary designated by the Board for at least 20 hours per week and are customarily employed by us or our subsidiary designated by the Board for at least five months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld under the ESPP. The amount withheld is then used to purchase shares of the common stock on specified dates determined by the Board. The price of common stock purchased under the ESPP will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us.

      In the event of a merger, reorganization, consolidation or liquidation involving our Company, the Board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation, or the board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. Our Board has the authority to amend or terminate the ESPP, provided, however, that no such action may adversely affect any outstanding rights to purchase common stock.

Tax Qualified Plans

      We were a participating employer in The Titan Corporation Consolidated Retirement Plan (the “Consolidated Plan”) through our spin-off date of August 5, 2002. The Consolidated Plan is composed of two portions: (1) the 401(k) portion of the Consolidated Plan and (2) the Employee Stock Ownership Plan portion of the Consolidated Plan as set forth below:

•	401(k) Plan. The 401(k) portion of the Consolidated Plan is intended to be a tax-qualified defined contribution plan under Subsections 401(a) and 401(k) of the Code. All employees who are at least 21 years old are eligible to participate and may enter the 401(k) Plan as of any January 1, April 1, July 1 or October 1. Each participant may contribute up to 15% of his or her pre-tax gross compensation to the savings plan, subject to statutorily prescribed annual limits, with a limit of $11,000 in calendar year 2002. We match employee contributions dollar-for-dollar, up to a maximum of 5% of each participant’s compensation. Each participant’s contributions, the matching contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn from the plan. Employee contributions and our matching contributions are held in trust and invested by the savings plan trustee as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

•	Employee Stock Ownership Plan. The Employee Stock Ownership Plan portion of the Consolidated Plan is intended to be a tax-qualified defined contribution plan under Subsection 401(a) and an employee stock ownership plan under 4975(e)(7) of the Code. This portion of the plan is designed to invest primarily in employer securities. All employees who are at least 21 years old and employed on December 31 of any plan year in which we make a discretionary contribution are eligible to receive a portion of such contribution. All of our contributions are discretionary. Our contributions and the corresponding investment earnings are generally not taxable to the participants until withdrawn. Contributions are held in trust as required by law. Qualified individual participants who are at least 55 years old and have participated in the Employee Stock Ownership Plan portion of the Consolidated Plan for at least ten years may direct the trustee to invest up to 50% of their accounts in authorized investment alternatives.

ANNUAL REPORT

      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC, excluding exhibits, is being mailed to stockholders with this Proxy Statement. We will furnish any exhibit to our Annual Report on Form 10-K free of charge to any stockholder upon written request to the Company at 9276 Scranton Road, Suite 600, San Diego, California 92121. The Annual Report is not incorporated in, and is not a part of, this Proxy Statement and is not proxy-soliciting material. You are encouraged to review the Annual Report together with subsequent information filed by the Company with the SEC and other publicly available information.

OTHER MATTERS

      The Board does not know of any other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors

David A. Rane
Senior Vice President and Chief Financial Officer

San Diego, California

April 23, 2003

EXHIBIT A

FORM OF AMENDMENT TO THE

SUREBEAM CORPORATION
2000 EMPLOYEE STOCK PURCHASE PLAN

      THIS AMENDMENT (the “Amendment”) TO THE SUREBEAM CORPORATION 2000 EMPLOYEE STOCK PURCHASE PLAN (the “Plan”) was adopted by the Board of Directors (the “Board”) of SureBeam Corporation (the “Company”) on March 19, 2003.

      WHEREAS, Section 23 of the Plan provides that the Board may at any time, and from time to time amend the Plan in any respect; PROVIDED, HOWEVER, that the Board shall not, without approval of the Company’s stockholders, amend the Plan such that (i) the number of shares available for purchase under the Plan is increased (except payment to certain specified changes in capitalization), or (ii) the eligibility requirements for participating in the Plan are changed;

      WHEREAS, as of December 31, 2002,  (                              ) shares of the Company’s common stock of the two hundred fifty thousand (250,000) shares of common stock which may be issued under the Plan have been purchased by eligible employees, pursuant to the terms of the Plan;

      WHEREAS, in order to continue to attract and retain qualified employees, the Board is of the opinion that it is necessary that the maximum number of shares of common stock that may be issued under the Plan be increased by two hundred fifty thousand (250,000) shares to five hundred thousand (500,000) shares (subject to adjustment as provided in the Plan); and,

      NOW, THEREFORE, the following amendments to the Plan are unanimously adopted by the Board, subject to the approval of the stockholders of the Company:

      A.     Section 1 of the Plan is hereby amended by deleting the number “two hundred fifty thousand (250,000)” from the first full sentence contained therein and substituting in lieu thereof the number “five hundred thousand (500,000)”

      The Plan is amended and modified only to the extent specifically amended or modified by this Amendment and none of the other terms, conditions or provisions of the Plan, are amended or modified by this Amendment.

      IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its officer thereunto duly authorized this [ ] day of [ ], [ ].

By:

Name:
Title:

A-1

EXHIBIT B

SUREBEAM CORPORATION

AUDIT COMMITTEE CHARTER

I.     Purpose

      The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by SureBeam Corporation (the “Corporation”) to designated regulatory bodies or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

Review and approve all related-party transactions.

Review and appraise the audit efforts of the Corporation’s independent auditors.

Provide an open avenue of communication among the independent auditors, financial and senior management and the Board.

Be directly responsible for the appointment, compensation and oversight of the work of the Corporation’s independent auditors (including resolutions of disagreements between management and the independent auditors regarding financial reporting).

Review and approve, in advance, all non-audit services to be performed by the Corporation’s independent auditors.

II.	Composition

      The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be directors who are independent of management, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Independence shall be determined in accordance with the rules of the NASDAQ National Market (“NASDAQ”) and Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All members of the Committee shall be “financially literate” under the rules of the NASDAQ, meaning they shall have the ability to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statements or shall acquire such ability within a reasonable time after being appointed to the Committee. At least one member of the Committee shall have past employment experience in finance or accounting, professional certification in accounting, experience being a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, or any other comparable experience or background resulting in financial sophistication. At least one member of the Committee shall be an “audit committee financial expert” as defined in Item 401 of Regulation S-K as promulgated under the Exchange Act.

      The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	Meetings

      The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communications, the Committee shall meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or either of these groups believe should be discussed. In addition, the Committee should meet with the independent auditors and management quarterly to review the Corporation’s financials consistent with Section IV below.

IV.	Responsibilities, Duties and Powers

Documents/ Reports Review

      1.     Review and update this Charter periodically, at least annually, as conditions dictate.

      2.     Review the Corporation’s annual financial statements and any reports or other financial information submitted to designated regulatory bodies as identified from time to time (currently the Securities and Exchange Commission and the NASDAQ Exchange) or the public, including any certification, report, opinion or review rendered by the independent auditors.

      3.     Review each 10-Q and 10-K prior to its filing and each related quarterly or annual earnings report, as applicable, prior to its release.

Independent Auditors

      4.     Recommend to the Board the selection of independent auditors, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent auditors. On an annual basis, the Committee shall ensure its receipt from the independent auditors of a formal written statement delineating all relationships between the auditor and the Corporation and shall review and discuss with the auditors all relationships or services that may impact the objectivity and independence of the auditors.

      5.     Review the performance of the independent auditors and, when circumstances warrant, recommend to the Board any proposed discharge of the independent auditors.

      6.     Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Corporation’s financial statements.

      7.     Make recommendations to the Board with regard to appropriate action to be taken to oversee the independence of the outside auditor.

      8.     Receive direct reports from the Corporation’s independent auditors.

Financial Reporting Processes

      9.     In consultation with the independent auditors, review the integrity of the Corporation’s financial reporting processes, both internal and external.

      10.     Consider the independent auditors’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

      11.     Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practice as suggested by the independent auditors or management.

      12.     Request confirmation that the Chief Executive Officer, Chief Financial Officer and all Section 16 officers have reviewed the Corporation’s public disclosure prior to filing with the Securities and Exchange Commission.

Process Improvement

      13.     Establish regular and separate systems of reporting to the Committee by each of management and the independent auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to the appropriateness of such judgments.

      14.     Following completion of the annual audit, review separately with each of management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

      15.     Review any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements.

      16.     Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

Complaints

      17.     Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters.

      18.     Establish procedures for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

Ethical and Legal Compliance

      19.     Review management’s monitoring of compliance with the Corporation’s Code of Ethical Conduct and ensure that management has the proper review system in place to ensure enforcement.

      20.     Review, with the Corporation’s counsel, legal compliance matters including corporate securities trading policies.

      21.     Review, with the Corporation’s counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

      22.     Have the power to conduct or authorize investigations into matters within the Committee’s scope of responsibilities and retain independent counsel, accountants or others to assist it in the conduct of an investigation.

      23.     Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

      24.     Notwithstanding any of the foregoing, the potential legal liability of the Committee members shall be no greater than that of other members of the Board.

ADMISSION TICKET
SUREBEAM CORPORATION
2003 ANNUAL MEETING OF STOCKHOLDERS

Friday, May 23, 2003, 9:00 a.m.
The Doubletree Hotel
11915 El Camino Real
San Diego, CA 92130
(858) 795-6300

THIS TICKET ADMITS THE STOCKHOLDER(S) AND ONE GUEST.
ADMITTANCE MAY BE DENIED WITHOUT A TICKET.

SUREBEAM CORPORATION
9276 Scranton Road, Suite 600
San Diego, California 92121
(858) 795-6300

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR USE AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS
ON MAY 23, 2003.

     The undersigned stockholder of SureBeam Corporation hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held May 23, 2003, the accompanying Proxy Statement, and the annual report of SureBeam Corporation for the year ended December 31, 2002. By signing this proxy, the undersigned revokes all prior proxies and appoints David A. Rane and Kevin K. Claudio and each of them, with full power of substitution, as proxy or proxies to vote all shares of common stock of the undersigned at the Annual Meeting of Stockholders to be held May 23, 2003, on the matters shown below and described in the Proxy Statement, and in their discretion upon any other matters which may come before the meeting and any adjournments thereof.

     This proxy when properly executed, will be voted as directed or, if no direction is given, will be voted FOR proposals 1, 2 and 3.

The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

(1)	To elect the following persons as Class II Directors of SureBeam Corporation to hold office until the 2006 Annual Meeting of Stockholders and until their respective successors are elected and qualified:

William C. Hale

Michael J Licata

[ ]	FOR all nominees listed above, except as indicated to the contrary.	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed above.

TO WITHHOLD AUTHORITY TO VOTE FOR A SINGLE NOMINEE, STRIKE A LINE THROUGH THAT
NOMINEE’S NAME FROM THE LIST ABOVE

(2)	To ratify the appointment of KPMG LLP as independent auditors of SureBeam Corporation for the fiscal year ending December 31, 2003.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

(3)	To amend the SureBeam Corporation 2000 Employee Stock Purchase Plan to increase the number of shares of common stock which may be issued thereunder from 250,000 shares to 500,000 shares.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

(4)	To transact such other business as may properly come before the meeting and any adjournments thereof.

     The shares of common stock represented by this proxy will be voted as the undersigned has indicated above. If no indication has been made, the shares of common stock represented by this proxy will be voted FOR the above nominees and FOR each proposal, and as said proxies deem advisable on such other matters as may properly come before the meeting.

Dated: , 2003	(Signature)

(Signature of joint owner or additional trustee)

Sign exactly as your name appears on your share certificate. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If signer is a corporation, sign in full corporation name by president or other duly authorized officer. If signer is a partnership, sign in partnership name by duly authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY BY USING THE ENCLOSED ENVELOPE.